Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, made as of the 21st day of February, 2024 (the “Execution Date”) by and between Icahn Enterprises L.P. (“Employer”) and Andrew Teno (“Employee”).

Whereas, Employer wishes to employ Employee as its President and Chief Executive Officer and President and Chief Executive Officer of Icahn Enterprises Holdings L.P. (“Holdings”), Employer’s 99% owned subsidiary, to perform the duties set forth herein and others given to Employee from time to time and Employee wishes to become employed by Employer upon the terms and conditions set forth herein.

Now, therefore, in consideration of the premises and the mutual promises made herein, the parties hereto agree as follows:

1.	Employment/Title/Benefits. Subject to the terms of this Agreement, Employer hereby employs Employee to perform the duties described in Section 3 below, and Employee hereby accepts such employment. Employee’s title shall be President and Chief Executive Officer of each of Employer, Holdings and Icahn Enterprises G.P. Inc. (the “GP” or “IEGP”), the sole general partner of Employer and Holdings. Until such time as Employee is no longer employed by Employer hereunder, Employee shall be entitled to paid time off (comprised of vacation, personal and sick days) annually in accordance with the policies of Employer and shall participate in all benefit programs and plans generally made available to Employer’s executives.

2.	Term. Employee shall commence Employee’s duties hereunder as of February 21, 2024 (“Effective Date”) and Employee’s employment shall terminate, unless sooner terminated as provided herein, on March 31, 2028 (“Expiration Date”). The period of actual employment hereunder is referred to as the “Term”.

3.	Duties. As President and Chief Executive Officer of Employer, Holdings, and IEGP, Employee shall be responsible for, among other things (i) oversight of portfolio companies, (ii) performing duties regarding potential acquisitions and dispositions of businesses and assets and with respect to financing activities undertaken from time to time, (iii) providing Employee’s expertise in connection with the current and future business activities of Employer and members of the Icahn Group (as defined below), (iv) being the liaison with all members of the Icahn Group and (v) generally representing Employer, Holdings and IEGP with respect to the executives and other personnel of Employer and their respective subsidiaries and controlled companies and the Affiliates of Employer (such entities together with Holdings and IEGP being the “Icahn Group”). Employee will be responsible to and take direction from and be assigned additional duties by the Board of Directors of IEGP and Carl C. Icahn. Employee’s primary work location will be Employer’s offices in Sunny Isles Beach, Florida and Employee will be available for such business travel as is required in connection with his duties or as otherwise reasonably requested by Employer from time to time.

4.	Directorships. So long as Employee remains employed by Employer, Employee agrees that Employee:

(x)	will not resign during the then current term as a director of any public company on whose board Employee is serving at the request of Employer or its Affiliates (a “Designated Board”); and

(y)	will resign from any Designated Board within five (5) business days following the request of Employer that Employee do so.

At any time following the termination of Employee’s employment with Employer, Employee will (x) provide Employer with not less than two (2) weeks’ notice prior to resigning from any Designated Board and (y) resign from any Designated Board within five (5) business days following the request of Employer that Employee do so.

Any remuneration or other property obtained as a result of acting as a board member of a public company or similar position during or following the Term shall remain the property of Employee; provided that Employee shall not be entitled to any such remuneration or property for serving on the board of Employer, Holdings, or IEGP or on any other board of any person of which the IEGP or its Affiliates beneficially own, in the aggregate, voting securities that constitutes at least 40% of the vote for directors of such person.

5.	Other Matters. Employee agrees that Employee will not initiate in any discussions or seek new employment during the time that Employee is employed under this Agreement.

6.	Compensation.

(a)	General. Employee’s compensation during the Term shall be paid in accordance with a NAV Incentive Program on the terms and conditions set forth on Exhibit A attached hereto, which shall be the sole compensation program applicable to Employee under this Agreement.

(b)	Tax Withholding. All payments, compensation, and benefits paid or provided to Employee shall be subject to applicable payroll deductions and withholding taxes, to the extent authorized or required by law (as determined by Employer).

7.	Termination of Employment.

(a)	Power of Termination. Employer may terminate the employment of Employee under this Agreement at any time, with Cause, or in the sole and absolute discretion of Employer, without Cause. “Cause” shall mean any of the following: (a) conviction of any crime (other than traffic violations and similar minor infractions of law); (b) failure to follow, in any material respect, the lawful directions given by Employer, the Board, or any Designated Board; (c) failure to come to work on a full-time basis at Employer’s offices in Sunny Isles Beach, Florida, other than on holidays, vacation days, sick days, or other days off under Employer’s business policies; (d) impairment due to alcoholism, drug addiction, or similar matters; and (e) a material breach by Employee of this Agreement, including, without limitation, any breach of Section 3, 9 or 11 hereof. Prior to a termination for Cause as a result of failure as contemplated in clause (b) or (c) above, Employee shall be given written notice of his activity giving rise to such failure and will have two (2) business days to correct such activity; provided, however, that Employer shall only be required to provide notice under this sentence one time during any calendar year. Prior to a termination without Cause, Employer shall give Employee no less than one (1) day prior written notice delivered to Employee by (x) email and (y) personally by hand (or by certified mail return receipt requested). Employee may terminate Employee’s employment under this Agreement at any time, including following the occurrence of an event that constitutes Good Reason (as hereafter defined). “Good Reason” shall mean the existence of an Uncured Employer Breach. An “Uncured Employer Breach” shall mean (i) a material breach of the terms of this Agreement by Employer and/or (ii) a material change in the duties assigned to Employee which are so different in responsibility and scope so as to be materially adverse to Employee to the extent that Employee acting reasonably would be demeaned by such change, in each case if such breach or change continues following the fifth (5th) business day after written notice detailing the circumstances of such breach or change has been delivered by (x) email and (y) personally by hand (or by certified mail return receipt requested) by Employee to Carl C. Icahn or his General Counsel.

(b)	Payment of Earned and Accrued Benefits. In the event that Employee’s employment under this Agreement with Employer ceases for any reason (whether: (i) for Cause; (ii) without Cause; (iii) due to death or Disability (as defined in the Icahn Enterprises L.P. 2017 Long Term Incentive Plan, as amended); or (iv) by the action of Employee such as resignation, with or without Good Reason, or retirement), Employee shall be entitled to receive any Interim Payment (as defined on Exhibit A attached hereto) earned and accrued for periods prior to the cessation of Employee’s employment and not yet paid through the date of cessation of employment as well as any accrued paid time off or other accrued health or welfare benefits.

(c)	Termination Without Cause/Termination for Good Reason. In the event of the cessation of Employee’s employment under this Agreement due to the employment of Employee being terminated by Employer without Cause or being terminated by Employee for Good Reason, then in addition to the payment under clause (b) above, Employee shall be eligible to receive the amounts described in Section 7 of Exhibit A attached hereto under “Early Termination,” subject to and conditioned upon Employee’s execution of a release of claims in favor of Employer and its Affiliates in a form acceptable to Employer that has become fully effective and irrevocable by its terms within sixty (60) days following the date of such termination.

(d)	Resignation. Employee may resign from Employee’s employment hereunder (but will remain subject to applicable terms of this Agreement, including, without limitation, Sections 4, 9, 10, 11 and 12 hereof). Any such resignation (other than a termination by Employee for Good Reason in accordance with Section 7(a) above) will not be on less than two (2) weeks’ prior written notice to Employer.

8.	Representations and Warranties. Employee represents as of the Execution Date as follows:

(a)	To the best of Employee’s knowledge, and except for matters that Employer is aware of, Employee is not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity that would interfere with the performance of Employee’s duties under this Agreement.

(b)	Employee has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any State, other governmental entities, agencies or self-regulatory organizations.

(c)	Employee is not subject to any restriction whatsoever which would cause Employee to not be able fully to fulfill Employee’s duties under this Agreement.

9.	Confidential Information. During Employee’s employment with the Designated Entities (as defined below) and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of Employer, Holdings, the GP and each of their respective Affiliates (all of the foregoing, collectively, the “Designated Entities”) all secret or confidential information, knowledge or data (collectively, “Confidential Information”), including without limitation trade secrets, investments, contemplated investments, business opportunities, business proposals, plans, identity of investors, valuation models, investment performance, and methodologies, in each case, relating to the business of the Designated Entities and their respective businesses: (i) obtained by Employee during Employee’s employment with the Designated Entities, or hereunder and (ii) not otherwise in the public domain. Employee shall not, without the prior written consent of Employer (which may be granted or withheld in its sole and absolute discretion), use, or communicate or divulge any Confidential Information, or any related knowledge or data to anyone other than the Designated Entities and those designated by Employer, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of Employee’s counsel that such disclosure is legally required; provided, however, that Employee will assist the Designated Entities, at their sole cost and expense, in attempting to obtain a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information so disclosed pursuant to the terms of this Agreement.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during the Term, whether or not patentable and whether or not on the time of the Designated Entities or with the use of their facilities or materials, shall be the property of the applicable Designated Entity and shall be promptly and fully disclosed by Employee to such Designated Entity upon request. Employee shall, at such Designated Entities’ sole cost and expense, perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Designated Entities) to vest title to any such Invention in any such person and to enable such person and the Designated Entities, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

Without limiting anything contained above, Employee agrees and acknowledges that all personal and not otherwise public information about the Designated Entities, including, without limitation, their respective investments, investors, transactions, historical performance, or otherwise regarding or concerning Carl Icahn, Mr. Icahn’s family and employees of the Designated Entities, shall constitute Confidential Information for purposes of this Agreement. In no event shall Employee during or after Employee’s employment hereunder, disparage Mr. Icahn, Mr. Icahn’s family or the Designated Entities, or any of their respective officers or directors.

Employee further agrees not to write a book or article about the Designated Entities, Mr. Icahn, his family members or any of the respective Affiliates of any of the foregoing, in any media and not to publish or cause to be published in any media, any Confidential Information, and further agrees to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like, in any and all media or communication methods, any Confidential Information.

In furtherance of the foregoing, Employee agrees that following the cessation of Employee’s employment hereunder, the sole and only statements Employee will make about or concerning any or all of: Mr. Icahn, his family members and the Designated Entities, or any of the respective Affiliates of any of the foregoing, is to acknowledge that Employee is or was employed by Employer, and was the President and Chief Executive Officer of Employer, Holdings, and IEGP.

In the event of any dispute under this Agreement regarding an allegation by Employee or Employer of a breach of this Agreement, Employee may disclose in any complaint, answer or in legal documents necessary for such litigation, the terms of this Agreement and the facts constituting and relating to such alleged breach, to the extent such disclosure is necessary or appropriate in order to assert or defend against any allegation of, such breach in a court of law.

Employee acknowledges that Employee has the following immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Designated Entity’s trade secrets that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of such trade secrets that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose such trade secrets to Employee’s attorney and use such trade secrets in the court proceeding, if Employee files any document containing such trade secrets under seal, and does not disclose the trade secrets, except pursuant to court order.

Nothing in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), nor does it limit Employee’s ability to communicate with any Government Agencies, participate in any investigation or proceeding that may be conducted by any Government Agency, or exercise any protected rights that Employee may have under Section 7 of the National Labor Relations Act.

10.	Remedy for Breach. Employee hereby acknowledges that the provisions of Sections 9, 10 and 11 of this Agreement are reasonable and necessary for the protection of Employer and the Icahn Group and the other persons or entities referred to therein, are not unduly burdensome to Employee, and Employee also acknowledges Employee’s obligations under such covenants. Employee further acknowledges that Employer and the Icahn Group and the other persons or entities referred to therein will be irreparably harmed if such covenants are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which Employer may be entitled, including claims for damages, each of the persons and entities that are included in the Icahn Group and the other persons and entities referred to therein shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Employee from an actual or threatened breach of such covenants. Nothing in this Section 10 shall be deemed to limit the Employer’s remedies at law or in equity for any breach by Employee of any of the provisions of this Agreement that may be pursued by the Employer. Availability of any other remedy shall not preclude the Employer from enforcing the restrictions of this Agreement or its entitlement to injunctive relief for violation thereof.

11.	Competitive Services and Employees. During Employee’s employment with the Designated Entities and for the Restricted Period (as defined below) after the cessation of such employment (for any reason, whether initiated by Employer or Employee), Employee will not, directly or indirectly, solicit or aid in the solicitation of employees of Employer or any member of the Icahn Group for employment by any other person or entity. During the course of Employee’s employment hereunder, Employee shall not compete directly or indirectly with the business or businesses of Employer or of any member of the Icahn Group.

During the Term, Employee shall provide services solely as provided in this Agreement and on a full-time basis.

During Employee’s employment with the Designated Entities and the Restricted Period after the cessation of such employment (for any reason, whether initiated by Employer or Employee), Employee shall not engage in any activity, whether as an employee, representative, agent, officer, director, partner, member, holder of more than 5% of the outstanding stock or any combination thereof, or on behalf of any person or entity, which: (x) directly competes with any Material Business; or (y) engages in any Covered Line of Business. Notwithstanding the foregoing, following the termination of Employee’s employment under this Agreement, at any time and for any reason, in no event shall Employee be restricted from serving as a director on a public company board.

The “Restricted Period” shall mean: (A) in the case of a resignation by Employee without Good Reason or a termination by Employer for Cause, 12 months following Employee’s date of termination; (B) in the case of a resignation by Employee for Good Reason or a termination by Employer without Cause, (x) 6 months following Employee’s date of termination, if Employer has hired an external candidate within 30 days preceding, or 30 days following, such date of termination to become Employee’s successor as Chief Executive Officer, and (y) 12 months following Employee’s date of termination, if Employer has not so hired an external candidate within 30 days preceding, or 30 days following, such date of termination to become Employee’s successor as Chief Executive Officer; and (C) in the event that Employee is employed with Employer through the End Date and this Agreement is not renewed or extended, 6 months following Employee’s date of termination.

For purposes of this Section 11, the term: “Material Business” shall mean the business: (A) conducted by the following Affiliates of Employer being: Icahn Automotive Group LLC, Icahn Capital LP, CVR Energy, Inc. (including its Affiliates, CVR Partners, LP and CVR Refining, LP), Viskase Companies Inc., WestPoint Home LLC, AREP Real Estate Holdings, LLC, and all of the subsidiaries of the foregoing; and (B) any business owned by any operating company of Employer that accounted for more than 5% of the revenues of Employer during the fiscal year prior to the cessation of Employee’s employment with Employer; and the term “Covered Line of Business” means any line of business conducted by any person or entity referred to in clause (B) of the definition of “Material Business”.

12.	Miscellaneous.

(a)	Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by Employee and Employer.

(b)	Entire Agreement. This Agreement supersedes any and all existing negotiations, discussions, agreements, arrangements or understandings of any kind or character, oral or written, between or on or behalf of either Employee and/or Employer (or any of its Affiliates) relating to the subject matter hereof (including, without limitation, that certain Employment Agreement, by and between Icahn Capital LP and Employee, dated as of October 1, 2020, as amended by that certain Amendment No. 1 to Employment Agreement, by and between Icahn Capital LP and Employee, dated as of May 5, 2022, which Employee agrees is hereby terminated and shall have no further force or effect, and none of Icahn Capital LP, Employer, or any of their respective Affiliates shall have any liability or obligation thereunder). Employee agrees, represents, warrants and acknowledges that Employee is not entitled to and will not claim or seek, any other payments, compensation, bonus, consideration, or benefits from any Employer or any Designated Entity except as expressly provided for herein. Employee also represents and warrants that Employee has no claims of any kind whatsoever against the Icahn Capital LP, Employer, or any of their respective Affiliates and, in consideration of the provisions of this Agreement and other valuable consideration hereunder, Employee hereby releases and forever discharges Icahn Capital LP and its Affiliates from any and all actions, causes of action, suits, debts, claims and demands that may be legally waived by private agreement, in law or in equity, which Employee ever had, or may now have, with respect to any aspect of Employee’s employment by or relationship with Icahn Capital LP and/or separation from Icahn Capital, whether known or unknown to Employee at the time of execution of this letter.

(c)	Cooperation. During and following the termination of Employee’s employment with the Employer (regardless of the reason for Employee’s termination of employment with the Employer and which party initiates the termination of employment with the Employer), Employee agrees to cooperate with and make Employee readily available to the Employer and its Affiliates, and the General Counsel (or equivalent position) and/or external legal counsel to each such entity, as the Employer may reasonably request, to assist each such entity in any matter regarding such entity, including giving truthful testimony in any litigation, potential litigation or any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings involving such entity over which Employee has knowledge, experience or information. Employee acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of such entities. The Employer or such other entity, as applicable, shall reimburse any reasonable expenses incurred by Employee as a consequence of complying with Employee’s obligations under this clause.

(d)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and/or to be performed in that State, without regard to any conflict of law principles. All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of Florida located in Miami-Dade County, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto but does so only for the purposes of this Agreement.

(e)	Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

(f)	Judicial Modification. If any court determines that any of the covenants in this Agreement or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

(g)	Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer. As a condition to the sale or transfer of all or substantially all of the assets of Employer, or any merger or business combination involving Employer and any other entity, the successor or surviving entity shall assume Employer’s obligations under this Agreement. Employee may not sell, convey, assign, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers or interests established hereunder or under any related agreements or documents of Employer provided that the same may, upon the death of Employee, be transferred by will or intestate succession, to Employee’s estate, executors, administrators or heirs, whose rights therein shall for all purposes be deemed subject to the terms of this Agreement.

(h)	Survival. Upon the termination of the employment of Employee hereunder this Agreement shall be null and void in all respects other than Sections 4, 9, 10, 11 and 12 which shall be and remain fully effective in accordance with their terms.

(i)	Affiliate. For purposes of this Agreement the term “Affiliate” (or a person or entity “Affiliated” with another person or entity) and “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall have the meanings set forth in Rule 405 of Regulation C of the Securities Act of 1933, as amended. References in this Agreement to a “person” shall be deemed to include references to natural persons and entities, and references to “entities” shall be deemed to include “persons.”

13.	Other.

Employee shall follow all written policies and procedures and written compliance manuals adopted by or in respect of any or all of Employer and its Affiliates that have been or will be delivered to Employee, including, without limitation, those applicable to investments by employees, discrimination, harassment, and retaliation, provided that (x) such policies are consistent with and do not conflict with any term or provision of this Agreement and (y) in the event of any such conflict, the terms of this Agreement shall apply. In addition, Employee shall not, personally or on behalf of any other person or entity, invest in or provide advice with respect to, any investment made or actively being considered by Employer or its Affiliates, unless disclosed to Employer in writing by Employee and approved in writing by Employer which approval may be granted or withheld by them in their sole and absolute discretion, and which approval, if granted, may be with limitations, including on the amount of any investment which Employee may make at any time or from time to time and may impose restrictions on the sale of any such investment.

[Signature Page Follows]

In WITNESS WHEREOF, undersigned have executed this Agreement as of February 21, 2024.

EMPLOYEE

By:	/s/ Andrew Teno
Name: Andrew Teno

EMPLOYER

Icahn Enterprises L.P.

By: Icahn Enterprises G.P. Inc., its general partner

By:	/s/ Ted Papapostolou
Name: Ted Papapostolou
Title: Chief Financial Officer

Exhibit A

NAV Incentive Arrangement

No.	Provision	Summary
1.	Term

The term of this arrangement as described on this Exhibit A (the “Term”) will have a start date effective as of February 21, 2024 (the “Start Date”) and an end date of March 31, 2028 (the “End Date”). Capitalized terms used but not defined in this Exhibit A shall have the meanings given to them in the Employment Agreement (as amended from time to time) to which it is attached (the “Employment Agreement”). This Exhibit A shall be deemed incorporated into the Employment Agreement and is an integral component of the Employment Agreement.

2.	Performance Goals

This arrangement is designed to provide an incentive that aligns Employee’s compensation with Employer’s stockholders by providing an earnings opportunity that is linked to an increase in the value of Adjusted NAV (defined below) during the Term. “Adjusted NAV” means the Indicative Net Asset Value (“NAV”) of Employer, as Published (as defined below) by Employer, as adjusted to exclude the effects (positive or negative) of the following items that may occur during the Term: (i) any issuances of Employer equity or equity-linked securities, either pursuant to the ATM program (as currently in effect or as amended), other public offerings, issuances in connection with acquisitions, etc.; (ii) any dividends and distributions (including without limitation cash or equity dividends and distributions) made by Employer to the holders of its general and limited partnership interests; (iii) the value and performance of the current and future Bausch Health Companies Inc. and Bausch + Lomb Corporation positions held by Icahn Partners LP, Icahn Partners Master Fund LP and/or their Affiliates (the “Funds”), including common stock, preferred stock, forwards, options, swaps and any and all other equity or debt securities, derivatives or instruments issued by or referencing such companies (the “Bausch Positions”); and (iv) other unusual or non-recurring items. For the avoidance of doubt, the value and performance of all other current and future positions held by the Funds (i.e., all positions other than the Bausch Positions) will be included in the calculation of Adjusted NAV. The parties agree that Adjusted NAV as of the Start Date will be the NAV of Employer as of December 31, 2023, as reported in the earnings release to be issued on or about the filing date of the Annual Report on Form 10-K filed by Employer for its fiscal year 2023 (“Initial NAV”).

No.	Provision	Summary
3.	NAV Incentive Fee

Except as otherwise provided below under “Early Termination,” Employer will deliver to Employee a one-time payment (the “NAV Incentive Fee”), within 15 days following the date that Employer first Publishes NAV after the End Date, but no later than March 15, 2029 (the date of such payment being the “NAV Incentive Fee Payment Date”), equal to (it being understood and agreed that if such amount is a negative number then the NAV Incentive Fee will be zero): (A) the Profit Participation Amount (as defined below); minus (B) the sum of all Interim Payments (as defined below) made by Employer to Employee during the Term; minus (C) the value, as determined by Employer (at the time of vesting/settlement or receipt, and not the time of grant), of all cash and equity compensation actually received by Employee from service on boards of directors between the Start Date and the End Date. In lieu of cash, the NAV Incentive Fee, or any portion thereof, may, at Employer’s option, be satisfied by the delivery to Employee of shares of common stock held by the Funds (valued as of the close of business on the day prior to delivery, as determined by Employer) provided, however, that unless Employee shall have agreed otherwise, any such delivery of common stock must be made on a pro rata basis (i.e., Employer cannot select only common stock in certain positions held by the Funds to deliver to Employee, but instead must deliver common stock from each position held by the Funds, in the same proportion as such position bears to the then-current net asset value of the Funds, as determined by Employer). For example, if a position accounts for 2% of the then-current net asset value of the Funds, then that position must account for 2% of the total value of common stock delivered to Employee in lieu of cash. “Profit Participation Amount” means (it being understood and agreed that if such amount is a negative number then the Profit Participation Amount will be zero): (A) the product of (x) 1.375% multiplied by (y) the Total Profit (as defined below); minus (B) the Hurdle Amount (as defined below); provided, however, that in no event shall the Profit Participation Amount exceed $50 million. “Total Profit” means (it being understood and agreed that if such amount is a negative number then Total Profit will be zero) Adjusted NAV as of the End Date minus Initial NAV. “Hurdle Amount” means an amount equal to a return on Initial NAV, at an annual rate of 6.75%, from the Start Date through and including the End Date. “Publish” means: (x) to issue any press release, or to file any document with the SEC, in either case which discloses NAV; and (y) at any time that Employer either (a) no longer has a class of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, or (b) is not, for any reason, continuing to publicly disclose NAV by means of press releases or SEC filings, to deliver to the board of directors and/or management of Employer any document which discloses final NAV.

No.	Provision	Summary
4.	Interim Payments

Employee shall be eligible to receive for each period corresponding to Year 1, Year 2, Year 3, and Year 4 (each as defined below, and as prorated during Year 1 as further described below), unless and until Employee’s employment with Employer terminates for any reason, an annual interim payment (each, an “Interim Payment”) at the per annum rate of (x) with respect to Year 1, (A) $1.5 million (approximately $57,692.31 every 2 weeks) for the period beginning on January 1, 2024 and ending on the day immediately prior to the Start Date, and (B) $2.6 million (approximately $100,000.00 every 2 weeks) for the period beginning on the Start Date and ending on March 31, 2025, and (y) with respect to Year 2, Year 3, and Year 4, $2.6 million (approximately $100,000.00 every 2 weeks), payable in substantially equal installments in accordance with Employer’s general payroll practices and prorated for partial years (which Interim Payments shall be treated as salary payments in the form of a “draw” against future potential payments described under this arrangement, as calculated pursuant to the terms herein).

For purposes of this arrangement: “Year 1” means the period beginning at 12:01 AM on January 1, 2024 and ending at 11:59 PM on March 31, 2025; “Year 2” means the period beginning at 12:01 AM on April 1, 2025 and ending at 11:59 PM on March 31, 2026; “Year 3” means the period beginning at 12:01 AM on April 1, 2026 and ending at 11:59 PM on March 31, 2027; and “Year 4” means the period beginning at 12:01 AM on April 1, 2027 and ending at 11:59 PM on March 31, 2028.

Each date that an Interim Payment is due to be paid hereunder is referred to herein as an “Interim Payment Date”. Employee understands and acknowledges that each Interim Payment will be reduced by the amount of applicable tax withholding, employee benefit contributions and the like as required or authorized by applicable law.

5.	Calculations

The parties agree that the NAV Incentive Fee, the Profit Participation Amount, the Total Profit, the Hurdle Amount, the Interim Payments, and any other amounts contemplated hereunder will be calculated in accordance with the methodology and hypothetical examples set forth on Schedule 1 attached hereto.

No.	Provision	Summary
6.	Employment Condition

Except as otherwise expressly provided below, Employee must remain in the continuous employment of Employer, in each case on (x) the NAV Incentive Fee Payment Date, in order to be eligible to receive the NAV Incentive Fee, and (y) each Interim Payment Date, in order to be eligible to receive the Interim Payment due with respect to such Interim Payment Date. Employee will forfeit the right to all unpaid amounts hereunder, including any earned but unpaid amounts upon the termination of his employment with Employer for any reason (including termination with or without “Cause” by Employer, resignation with or without “Good Reason” by Employee (as those terms are defined in the Employment Agreement), death or Disability), except as expressly provided below.

7.	Early Termination

If Employee’s employment with Employer is terminated prior to the End Date, then:

•       If such termination is the result of (x) Employee’s resignation without Good Reason, or (y) Employer’s termination of Employee’s employment for Cause (as defined in the Employment Agreement), then any unpaid amounts pursuant to this arrangement (including any unpaid Interim Payments, the Profit Participation Amount, and the NAV Incentive Fee) shall be immediately forfeited as of the date of such termination; and

•       If such termination is the result of (x) Employee’s death, or (y) Employee’s resignation for Good Reason or Employer’s termination of Employee without Cause (which Employer is free to do at any time and for any reason or no reason, and including a termination by Employer by reason of Employee’s Disability), then, subject to the requirements set forth in Section 7(c) of the Employment Agreement, Employee will be eligible to receive the NAV Incentive Fee, payable within 15 days following the date that Employer first Publishes NAV after such date of termination (and with Adjusted NAV calculated based on such Published NAV, instead of the Adjusted NAV on the End Date), but no later than the March 15 of the calendar year immediately following the calendar year in which such termination occurs; provided, however, that if either a resignation by Employee for Good Reason or a termination by Employer of Employee’s employment without Cause occurs concurrently with, or within (A) 60 days before, or (B) 6 months after, a Key Man Event (as defined in the Manager Agreement dated as of October 1, 2020, by and among Employer, Icahn Capital, Isthmus LLC, and the Funds, as amended), then the foregoing amount shall be no less than $2.6 million.

No.	Provision	Summary
8.	Administration

This arrangement will be administered by the Board of Directors of IEGP, which will have full and final authority, exercised in good faith, to determine NAV, Adjusted NAV, the components thereof and the value of the Bausch Positions, calculate the NAV Incentive Fee, the Profit Participation Amount, the Total Profit, the Hurdle Amount, the Interim Payments, and answer all other questions that arise hereunder, in each case in accordance with the terms above. Employee acknowledges that (x) NAV is a non-GAAP financial measure, (y) Employer is under no obligation to continue Publishing NAV (or to take or refrain from taking any actions that might affect NAV positively or negatively) and (z) if Employer elects to discontinue Publishing NAV (which Employer is free to do at any time and for any reason or no reason) then Employer will use reasonable efforts to continue calculating NAV and Adjusted NAV, substantially in accordance with past practices, for use in determining payments, if any, due hereunder. Further, Employee acknowledges that Employer and Icahn Capital LP (“Icahn Capital”) may, but shall be under no obligation to, consult with Employee regarding decisions relating to NAV, the components thereof and/or the Bausch Positions (including, without limitation, decisions whether to buy, sell or hold any investments and/or to take or refrain from taking any actions, make any regulatory filings or issue any statements with respect to such investments), and that such decisions may impact significantly the ability of Employee to receive the NAV Incentive Fee.

9.	Clawback

Notwithstanding any provisions to the contrary contained above:

•      Employee will not be required to repay any Interim Payments in the event that the sum of all such Interim Payments exceeds the NAV Incentive Fee due at the end of the Term; and

•      Employee will be obligated to repay all excess compensation received hereunder if NAV is restated by Employer for any reason and, as a consequence thereof, the NAV Incentive Fee or any Interim Payment received by Employee would have been lower based on the restated NAV; provided, however, that the NAV Incentive Fee and each Interim Payment delivered to Employee hereunder shall cease to be subject to this clawback provision on the date that is 2 years following the date that such payment was made to Employee; provided, further, that, notwithstanding the foregoing, all amounts paid or payable hereunder shall be subject to any clawback or recoupment required by applicable law, regulation, or rule (including rules applicable to issuers on any exchange or inter-dealer quotation system on which securities of Employer and/or Icahn Capital are then listed or traded).

The parties agree that the clawback provisions set forth above will be calculated in accordance with the methodology and hypothetical examples set forth on Schedule 1 attached hereto.

No.	Provision	Summary
10.	Taxes; 409A

The NAV Incentive Fee and any Interim Payments paid to Employee hereunder shall be subject to federal, state and, if applicable, local or foreign tax withholding and deductions imposed by any one or more federal, state, local and/or foreign governments, or pursuant to any foreign or domestic applicable law, rule or regulation, as determined by Employer, and may be processed through the payroll of Employer or any of its Affiliates. The NAV Incentive Fee and each Interim Payment shall be treated as separate payments for purposes of Section 409A of the Internal Revenue Code, as amended (“Section 409A”). This arrangement is intended to comply with the applicable requirements of Section 409A or satisfy an applicable exception thereto, and this arrangement shall be construed and administered in accordance with such intent, provided, however, that Employer shall not be required to assume any increased economic or tax burden in connection therewith. Notwithstanding anything to the contrary set forth in the Employment Agreement or this Exhibit A, (x) any payments and benefits provided under this Exhibit A that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as defined for purposes of Section 409A), and (y) if, at the time of Employee’s “separation from service” Employer determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Exhibit A on account of Employee’s “separation from service” would otherwise be considered nonqualified deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day following Employee’s “separation from service” and (B) Employee’s death. Employee understands and agrees that Employer does not have a duty to design or administer this arrangement or its other compensation programs in a manner that minimizes Employee’s tax liabilities. Employee shall not make any claim against Employer or its Affiliates or their respective boards, governing bodies, controlling persons, officers, employees or advisers related to tax liabilities arising from this arrangement or his other compensation.

No.	Provision	Summary
11.	Miscellaneous

This arrangement does not affect the nature of Employee’s employment, and Employee shall continue to be employed on an at-will basis, such that Employee may terminate Employee’s employment at any time and Employer may terminate Employee’s employment (or cause Employee to cease providing services to Employer) at any time for any reason. Employee shall not have any right to transfer, assign, pledge, alienate or create a lien upon any amount payable hereunder, which is an unfunded and unsecured obligation and payable out of the general funds of Employer and not Icahn Capital (and in any event Carl Icahn shall have no personal liability hereunder). The validity, interpretation and performance of this arrangement shall, in all respects, be governed by the relevant laws of the State of Delaware, without regard to any applicable state’s choice of law provisions. All disputes arising out of or related to this arrangement shall be submitted to the state and federal courts of Florida located in Miami-Dade County, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto. No provision of this arrangement may be modified, altered or amended, except by a written agreement signed by both Employee and Employer and no course of conduct or failure or delay in enforcing the provisions of this arrangement shall affect the validity, binding effect or enforceability of this document. This document sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Employee and Employer with respect to the subject matter hereof. No agreements or representations, oral or otherwise, whether express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this document. Employee acknowledges and agrees that he has read and understands all of the terms, provisions and conditions of this document and has consulted with independent legal counsel of his choosing with respect to the arrangement described herein, or has had the opportunity to do so and determined, at his own risk, not to seek such counsel. Employee shall be responsible for all expenses of any legal counsel and other advisors retained by him in connection with the transactions contemplated hereby.